Exhibit 99.1

Press / Investor Contact:

Gene Biotherapeutics Inc.

Tel: (858) 414.1477

Email: creinhard@angionetics.com

GENE BIOTHERAPEUTICS ANNOUNCES DIRECTOR RETIREMENT

FOLLOWING A DECADE OF DISTINGUISHED SERVICE

SAN DIEGO, CA – March 20, 2019 – Gene Biotherapeutics Inc. (formerly Taxus Cardium Pharmaceuticals Group Inc./trading symbol: CRXM) today announced that Gerald J. Lewis (age 85) has retired as a Director of the Company’s Board of Directors after more 14 years of service. “We all thank Mr. Lewis for his long service and many contributions to the development of our Company and wish him well,” said Mr. Christopher Reinhard, Chairman of the Board of Directors.

Mr. Reinhard noted that during Mr. Lewis’ years of distinguished service the Company successfully (1) acquired Innercool Therapies, secured FDA clearance for the RapidBlue™ endovascular therapeutic hypothermia system, built a 30,000 square foot cGMP manufacturing facility in San Diego, before selling the business to Royal Philips, the Dutch conglomerate; (2) initiated clinical studies and secured an important U.S. patent and FDA 510(k) clearance for the Excellagen® advanced dermal matrix, which was subsequently sold to Olaragen Therapeutix; and (3) acquired the Generx™ [Ad5FGF-4] angiogenic gene therapy product candidate from Schering AG (now Bayer AG) for the treatment of patients with myocardial ischemia and refractory angina, which has received FDA-clearance and Fast-Track designation to advance forward into a new U.S.-based Phase 3 clinical study.

Gene Biotherapeutics Inc.

Gene Biotherapeutics (formerly Taxus Cardium Pharmaceuticals Group Inc.) is an operating company that will maintain royalty and cash entitlement rights and direct equity investments and redeploy cash payments and capital gains from the sale of portfolio investments to acquire and commercially develop new and innovative gene-based therapeutics. Its business portfolio currently consists of (1) Activation Therapeutics which is entitled to royalties received from the previously announced transaction with Olaregen Therapeutix, and the revenues and cash payments that may result from the successful commercialization of Excellagen in Eurasian countries, and (2) Angionetics, a majority-owned business unit focused on the clinical advancement and commercialization of Generx®, an interventional cardiology, angiogenic gene therapy Phase 3 product candidate designed for the potential treatment of patients with refractory angina due to advanced coronary artery disease. The Company has indicated that it plans to externally finance the further clinical development and commercialization of Generx, which could include an initial public offering.